Scientific Learning Corporation2003
Management Incentive Plan

Purpose

To provide significant cash awards to participants for the achievement and over-achievement of Scientific Learning’s collective financial goals, as well as each participant’s individual goals and overall performance in adding value for shareholders, customers and employees.

Participants

All members of the Leadership Team, director-level employees and selected manager-level employees. At January 31, 2003, the total number of participants was 22. The regional sales directors (K-12 and private sector) are included in sales incentive compensation plans and are therefore excluded from this Plan.

Target Incentive Awards

Intended to deliver market average incentive compensation at 100% achievement of goals. Awards increase for overachievement.

Title	Target Award (% of Base Salary Awarded at 100% Achievement of Goals)	Max Award (Max % of Base Salary Awarded on Overachievement)
CEO	50%	100%

VP, Sales K-12	50%	100%

CFO	35%	70%

Chief Ed. Officer, Other VPs	30%	60%

Directors	20%	30%

Managers	10%	15%

Trigger

A condition to the payment of any bonuses under the Plan is that the Company achieves an operating profit (according to GAAP) for 2003. For example, even if an individual achieves his/her individual goals and the Company achieves the booked sales goal, if the Company records an operating loss for 2003, no bonuses will be paid under the Plan. If shared or individual goal accomplishment would call for payment of bonuses, but payment of the full bonus attributable to those goals would cause the operating profit condition not to be met, then the only bonus to be paid for such goals will be such lesser bonus as will still permit accomplishment of the operating profit trigger.

Goals

All participants in the Plan will have shared Company financial goals and individual goals closely related to the individual’s own area of responsibility.

Shared Goals

Shared goals for the 2003 Plan are:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Max. Overachievement Level
Booked sales*	$33 million	$35 million	$45 million

Operating cash flow	$2 million	$2.5 million	$4 million

SLC Confidential	Page 1 of 4

*Booked sales for the VP Sales for the K-12 sector is defined as booked sales in the K-12 sector. His goal levels for booked sales in the K-12 sector are: Hurdle level (minimum achievement for bonus payment): $26 million; target level (100% achievement): $31 million; maximum overachievement level: $40 million. For all other participants, booked sales are total Company booked sales.

Individual Goals

Individual goal performance under the 2003 Plan is based on both the following.

•	Achievement of agreed-upon individual goals closely related to the individual’s area of responsibility. These goals will be agreed in writing between the participant and his/her manager.

•	Contribution to adding value for shareholders, customers and employees.

WEIGHTING OF SHARED AND INDIVIDUAL GOALS

	Booked Sales Goal		Operating Cash Flow Goal		Individual Goals
	% of Bonus Oppty.	% Base Salary Paid at 100% Achievement	% of Bonus Oppty.	% Base Salary Paid at 100% Achievement	% of Bonus Oppty.	% Base Salary Paid at 100% Achievement
CEO	30	15	40	20	30	15

VP Sales K-12	50	25	20	10	30	15

CFO	30	10	40	14	30	10

Chief Ed Off., other VPs	30	9	40	12	30	9

Directors*	30	6	40	8	30	6

Managers*	30	3	40	4	30	3

*For managers and directors, the CEO has discretion to allocate the bonus opportunity differently among the various goals to reflect the priorities and responsibilities of that particular person.

Hurdles. Scaling and Over Achievement

Hurdles

Provided that the trigger has been satisfied, the bonus payout starts for each goal when the specified hurdle level for that goal is achieved:

• Booked sales goal:	$33 million (94% of target level)
• Operating cash flow goal:	$2 million (80% of target level)
• Individual goals:	80%
Scaling Once the hurdle for the goal has been achieved, and provided that the trigger has been satisfied:

•	At the hurdle level, 50% of that goal’s portion of the target level is earned.

•	At 100% of the goal, then all of that goal’s target level is earned.

•	Between the hurdle level and 100% achievement of the goal, the portion of the award earned is scaled ratably.

Over Achievement

•	Officers can double their bonus through overachievement and directors and managers can increase their bonus by 50% through overachievement.

•	The overachievement potential is divided among the goals in the same percentage as the bonus for achievement.

SLC Confidential	Page 2 of 4

•	The maximum overachievement bonus is paid at the following levels of overachievement:

• Booked sales goal	$45 million
• Operating cash flow goal	$4 million
• Individual goals	200% achievement

•	Between 100 % achievement and the maximum bonus overachievement level, each goal’s portion of the bonus is scaled ratably.

The attached chart shows the impact at particular levels of the hurdles, scaling and overachievement calculations.

Timing

Awards are made in February, following the completion of the annual audit for the prior year. Plan participants must be employed at employed at Scientific Learning when the bonus awards are made to receive an award. Participants hired during the plan year will be eligible for a pro-rated award (unless otherwise agreed to, in writing, when the participant is hired).

Compensation Committee Discretion

The Compensation Committee has discretion to pay bonuses to reflect achievement even if specific goals are not met, and to interpret the terms of the Plan.

SLC Confidential	Page 3 of 4

% of Base Salary Available as Bonus at Specified Levels of Achievement of Goals

	% of Base Salary Available as Bonus

	Booked Sales			Operating Cash Flow			Individual Goals			Total

	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over

CEO	7.5	15	30	10	20	40	7.5	15	30	25	50	100

VP Sales K-12	12.5	25	50	5	10	20	7.5	15	30	25	50	100

CFO	5.25	10.5	21	7	14	28	5.25	10.5	21	17.5	35	70

Chief Ed Officer, other VPs	4.5	9	18	6	12	24	4.5	9	18	15	30	60

Directors*	3	6	9	4	8	12	3	6	9	10	20	30

Managers*	1.5	3	4.5	2	4	6	1.5	3	4.5	5	10	15

* Subject to adjustment by the CEO, as described above.

SLC Confidential	Page 4 of 4